EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS

With respect to the Registration Statement on Form S-8 relating to the Terra/Lycos Option and Restricted Stock Adjustment Program we consent to the incorporation by reference therein of the Independent Auditors' Report of Price Waterhouse Auditores, S.A. as predecessor firm of PricewaterhouseCoopers Auditores, S.L. relating to the audited financial statement of Telefonica Servicios y Contenidos por la Red, S.A. (formerly Servicios y Contenidos por la Red, S.A.), as of December 31, 1997, which is incorporated by reference into such Registration Statement, all expressed in Spanish pesetas, such Independent Auditors' Report dated as of February 23, 1998.

PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain
October 27, 2000